Exhibit 99.1
______________________________________________________________________________










                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM 11-K

                            ANNUAL REPORT

                    Pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934


                For the Plan Year Ended December 31, 1995



                         AMERICAN PRESIDENT
                         PROFIT-SHARING PLAN
                      (Full Title of the Plan)



                            APL LIMITED
         (Name  of Issuer of the Securities Held Pursuant to  the Plan)

                           1111 Broadway
                       Oakland, California 94607
                  (Address of Principal Executive Office)















______________________________________________________________________________

                        TABLE OF CONTENTS


                                                          Page
                                                         _____

     Report of Independent Public Accountants              6

     Statement of Net Assets Available for Benefits        7

     Statement  of Changes in Net Assets Available for
      Benefits                                             8

     Notes to Financial Statements                         9

     Exhibits:
      10.1                                                 *
              Copy   of   the  American  President
              Profit-Sharing Plan as  amended  and
              restated, effective as of January 1,
              1993, filed as Exhibit 10.12 to  the
              Company  Form SE (File  No. 1-8544),
              dated March 24, 1993.

      23.1   Consent of Independent Public Accountants    18



    * Incorporated by Reference

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Benefits Committee of
  APL Limited:


We have audited the accompanying statement of net assets available for benefits of the American President Profit-Sharing Plan (the "Plan") as of December 31, 1995 and 1994, and the related statement of changes in net assets available for benefits for the year ended December 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further disclosed in Note 6 to the financial statements, the Plan was terminated effective June 3, 1995.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1995 and 1994, and the changes in its net assets available for benefits for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



/s/  Arthur Andersen LLP
Arthur Andersen LLP
San Francisco, California
May 7, 1996

                          American President
                          Profit-Sharing Plan
                Statement of Net Assets Available for Benefits





                                         As of December 31,

                                 _________________________________

                                       1995              1994
                                     ________          ________
ASSETS

Investment in Master Trust,
 at Fair Value                       $203,741        $2,768,995

Receivables from American President
Companies, Ltd.:
 Employer Contribution                   -              145,120
 Employee Contribution                   -                9,134
                                   __________         __________

                                      203,741           154,254
                                   __________        __________

TOTAL ASSETS                          203,741         2,923,249
                                   __________        __________


LIABILITIES                              -                 -
                                   __________        __________

NET ASSETS AVAILABLE
 FOR BENEFITS                        $203,741        $2,923,249
                                   ==========        ==========



       The  accompanying  notes are an  integral  part  of  these statements.

                          American President
                          Profit-Sharing Plan
             Statement  of  Changes in Net Assets  Available  for Benefits





                                For the Year Ended December 31,
                                _______________________________

                                                 1995
                                              __________
ADDITIONS:

 Contributions:
   Employer                                   $ 157,895
   Participants                                 194,334

 Net Investment Gain from Master Trust          210,727
                                              __________

   TOTAL ADDITIONS                              562,956


DEDUCTIONS:

 Benefits paid to Participants                1,586,780

 Assets Transferred to Burlington
  Motor Carriers, Inc.                        1,693,403

 Administrative Expenses                          2,281
                                              __________

   TOTAL DEDUCTIONS                           3,282,464
                                              __________

NET DECREASE                                 (2,719,508)

Net Assets Available for Benefits:
 Beginning of Year                            2,923,249
                                              __________

 End of Year                                  $ 203,741
                                             ==========



    The   accompanying  notes  are  an  integral  part  of  these statements.

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION

The following description of the Plan is provided for general information purposes only. More complete information regarding the Plan's provision may be found in the Plan document.

General

The American President Profit-Sharing Plan (the "Plan") is a defined contribution plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is intended to qualify as a profit-sharing plan under section 401(a) of the Internal Revenue Code (the "Code") and contains a salary deferral arrangement intended to qualify under section 401(k) of the Code.

Administration

The Plan is administered by the Benefits Committee appointed by the Board of Directors of APL Limited (previously known as American President Companies, Ltd.) (the "company").

Trustee

The Plan trustee is Fidelity Management Trust Company.

Participation

Employees of the participating companies designated by the company as a driver or driver-trainer are eligible to participate in the Plan, except employees covered by a collective bargaining agreement, nonresident aliens and employees designated by the company as not eligible to participate.

A participant terminating employment may not make further contributions to the Plan, but may elect immediate distribution or deferral of distribution of benefits to a future period. Undistributed benefits credited to the participant's account continue to share in the gains and losses of the respective investment funds.

Contribution Determination

The company adopted amendments to the Plan discontinuing all contributions as of June 3, 1995, and terminating the Plan as of that date. Prior to such plan termination, participants could contribute salary deferrals to the Plan in one percent increments up to 6% of their compensation as defined. However, these salary deferrals could not exceed $9,240 in 1995. In addition, participants could make after-tax contributions, provided that the total of salary deferrals and after-tax contributions did not exceed 9% of compensation. A participant's earnings covered by the Plan was limited to $150,000 in 1995.

Employee  contributions  were matched 50%  by  the  participating companies up to a maximum of 1 1/2% of the participant's compensation. Also, the participating companies would make a basic annual contribution equal to 3% of the participant's compensation, as defined in the Plan, for such plan year. For the Plan year commencing January 1, 1995, the company made a final basic contribution equal to 3% of eligible compensation, which was allocated among eligible participants as of June 3, 1995.

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

The companies could make discretionary contributions, as determined by the company's Board of Directors, which would then be allocated proportionately to each participant. There were no discretionary contributions during the year ended December 31, 1995.

Vesting

Employee and employer contributions are immediately fully vested.

Investment Options

The Plan provides for eleven investment funds which are maintained in a master trust (the "Master Trust"): the U.S. Bond Index Portfolio, the U.S. Equity Index Portfolio, the Retirement Money Market Portfolio, the Growth and Income Portfolio, the Magellan Fund, the International Growth and Income Fund, the Asset Manager, the Asset Manager Growth, the Asset Manager Income, the APC Stock Fund and a Loan Fund. At the direction of the Benefits Committee, the Loan Fund is managed by the company and the trustee, the APC Stock Fund is managed by the trustee and the remaining nine funds are managed by the Fidelity Management & Research Company ("Fidelity"), an affiliate of the trustee. No sales charge is levied on the funds managed by Fidelity, however, an annual fee is charged by Fidelity to cover the operating expenses of each fund, including the investment advisory fee. This fee is deducted from the investment return of the fund.

The U.S. Bond Index Portfolio seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Shearson Lehman Aggregate Bond Index. However, the performance of this fund and the performance of the index may be significantly different. The securities purchased by this fund include U.S. Treasury obligations, U.S. agency obligations, foreign obligations, investment-grade U.S. corporate debt and mortgage-backed obligations. While weighted toward intermediate maturities, the fund can hold debt instruments with long maturities. The fund earns interest daily, and the interest is posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase more shares in the fund.

The U.S. Equity Index Portfolio has the goal of replicating the total return provided by the stocks included in the Standard & Poor's Daily Stock Price Index of 500 Common Stocks (the "S&P 500"). The fund buys and holds virtually all of the 500 stocks contained in the S&P 500 weighted in the same manner. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

The Retirement Money Market Portfolio invests in high-quality money market instruments of domestic and foreign issuers which are denominated in U.S. dollars. Such instruments are short-term obligations and range from U.S. Government securities to prime commercial paper issued by private borrowers. The fund seeks to obtain as high a level of current income as possible, given

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

its principal objective of preserving capital and maintaining a share value of $1.00. Interest income is earned daily and posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The monthly income is applied to purchase additional shares in the fund.

The Growth and Income Portfolio invests in a combination of common stocks, preferred stocks, convertible securities and fixed-
income  instruments of all types and quality  levels.   It  seeks
both long-term growth through capital appreciation and current income through dividends and interest. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of the calendar quarter or at the time of total
distribution  of  the  account.   The  quarterly  dividends   are
reinvested to purchase additional shares in the fund.

The Magellan Fund seeks capital appreciation by maintaining a portfolio primarily invested in common stocks and securities convertible into common stocks. Up to 20% of this fund may also be invested in debt securities of all types and quality levels issued by domestic and foreign issuers. The fund is relatively aggressive in pursuing growth. Dividends are declared and posted to the participant's account in May and December of each calendar year. The undistributed semi-annual dividends are reinvested to purchase additional shares in the fund.

The International Growth and Income Fund seeks capital growth and current income by investing principally in foreign securities. It invests a majority of the fund's assets in equity securities selected generally for growth potential with at least 25% of the fund's total assets in debt securities of any quality and in repurchase agreements. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of the calendar quarter or at the time of total distribution of the account. The quarterly dividends are reinvested to purchase additional shares in the fund.

The Asset Manager series is a family of asset allocation funds offering three distinct approaches to diversified investment through varying mixes of common stocks, mid and long-term bonds and short-term instruments anywhere in the world.

   Asset Manager has a more balanced approach and seeks high total return with reduced risk over the long term by using a more balanced mix of stocks, bonds and short-term instruments. Foreign investments represented 18% of the fund. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

   Asset Manager Growth is the most aggressive fund in the family seeking to maximize total return through investments in stocks, bonds and short-term instruments. Common stocks made up approximately 70% of the fund with foreign investments totaling 31%. The fund earns dividends daily, and the dividends are posted to the participant's account in the last month of

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

1. PLAN DESCRIPTION (continued)

   each calendar quarter or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

   Asset Manager Income is the most conservative fund of the series because of its emphasis on income and short-term instruments which totaled 36% of the fund. Foreign investments totaled 8% of the fund. The fund earns dividends daily, and the dividends are posted to the participant's account at the end of each calendar month or at the time of total distribution of the account. The undistributed dividends are reinvested to purchase more shares in the fund.

The APL Limited Stock Fund consists entirely of shares of the company's Common Stock ("Common Stock").

The Loan Fund is invested solely in promissory notes executed by participants. A participant may borrow from his or her account up to the lesser of $50,000 or 50% of the participant's vested interest. The outstanding balance of all prior loans under the Plan or any other plan maintained by the company or its affiliates reduces the amount available for future loans. Moreover, the $50,000 limit is reduced by the amount of any loan repayments made during the most recent 12 months. The minimum amount for any loan is $1,000 and the minimum monthly loan repayment is $50. Loans bear interest at the prime rate of the Chase Manhattan Bank, N.A. and must be repaid within five years, except for loans used to acquire a principal residence which must be repaid within 15 years. All loans, regardless of term, become due and payable as soon as the participant's employment terminates. A new loan set-up fee of $35 and a quarterly maintenance fee of $3.75 are charged against the accounts of the participants by Fidelity Institutional Retirement Services Company, the Plan's recordkeeper.

Funding

Employee contributions are made primarily through payroll deductions and are deposited with the trustee as soon as administratively possible after they are withheld. Company matching contributions are deposited as soon as reasonably practicable after the amount is determined. Company basic contributions are paid to the trustee not later than the last day for filing the company's federal income tax return for the taxable year within which the Plan year ends.

Termination of the Plan

As discussed in Note 6, the Plan has been terminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

Financial statements of the Plan are prepared on the accrual basis of accounting, in accordance with generally accepted accounting principles.

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Valuation of Investments

Investments held by the Master Trust are carried at fair value based on quoted market prices as determined by the trustee. Interest income, dividend income, realized gains and losses on investment transactions and unrealized appreciation or depreciation in the Master Trust funds are allocated to each participant's account based on the amount of shares credited to the account on a daily basis, according to the investment mix elected by the participant, and are recorded as net investment gain from Master Trust.

Participant loans are carried at book value which approximates fair value.

Benefits are recorded when paid.

3. INVESTMENT IN MASTER TRUST

Effective April 1, 1990, Fidelity Management Trust Company entered into a trust agreement with the company to serve as the trustee of the Plan.

The trust agreement allows benefit plans of subsidiaries to participate in the Master Trust. Income from each investment fund allocated to each plan represents the aggregate of the investment income of the fund allocated to all participants in that plan.

The Plan's interest in the Master Trust is stated at fair value based on the Plan's prorated interest in the Master Trust. All investments are stated at fair value based upon published market quotations. The assets of the Master Trust are allocated to the individual participating plans based upon the relative value of assets contributed to the Master Trust. Interest income, dividends, investment fees, and gains and losses (both realized and unrealized) of the Master Trust are allocated to the individual participating plans based upon their relative fair values.

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS



The following is a summary of the Plan's investment in the Master
Trust:


                       American President    American President
                        Profit-Sharing      Companies,Ltd. SMART     Total
                            Plan                   Plan            Master Trust
                       _________________________________________________________
Plan Investment in the
 Master Trust at
 December 31, 1995        $203,741            $182,117,387          $182,321,128
                        ==========            ============          ============

Percentage of Total           0.1%                  99.9%                   100%
                        ==========            ============          ============



Plan Investment in the
 Master Trust at
 December 31, 1994      $2,768,995           $141,632,620           $144,401,615
                        ==========           ============           ============

Percentage of Total           2%                     98%                   100%
                        ==========           ============           ============

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

3. INVESTMENT IN MASTER TRUST (continued)

The following are summary financial statements of the Master Trust:

Statement of Net Assets of the Master Trust
December 31, 1995

                                      Fidelity Funds
                     _____________________________________________________________________________
                      U.S. Bond  U.S. Equity  Retirement      Growth                      Int'l
                        Index      Index     Money Market    and Income     Magellan    Growth &
                      Portfolio   Portfolio    Portfolio     Portfolio        Fund       Income
Investments at Fair Value:
 Common Stock
 Investments in Stock and
  Bond Mutual Funds    $9,500,305  $33,776,506               $36,299,736  $40,789,279  $3,463,801
 Money Market Fund                              $36,200,035
 Loans to Participants
                       __________  ___________  ___________  ___________  ___________  ___________

Total Investments       9,500,305   33,776,506   36,200,035   36,299,736   40,789,279   3,463,801

Liabilities                  -            -            -            -            -           -
                       __________  ___________  __________   ___________  ___________  ___________
Net Assets at
 December 31, 1995     $9,500,305  $33,776,506  $36,200,035  $36,299,736  $40,789,279  $3,463,801
                       ==========  ===========  ===========  ===========  ===========  ===========


Statement of Net Assets of the Master Trust
December 31, 1995

                              Fidelity Funds
                     _________________________________
                                   Asset      Asset    APL Limited
                        Asset     Manager    Manager      Stock       Loan
                       Manager     Growth     Income       Fund       Fund            Total
Investments at Fair Value:
 Common Stock                                           $9,133,399              $  9,133,399
 Investments in Stock and
  Bond Mutual Funds   $1,956,695  $2,425,219  $726,051                           128,937,592
 Money Market Fund                                                                36,200,035
 Loans to Participants                                              $8,050,102     8,050,102
                      __________  __________  _________ __________  __________  ___________

Total Investments      1,956,695   2,425,219   726,051   9,133,399   8,050,102   182,321,128

Liabilities                 -           -         -           -           -             -
                      __________  __________  _________  __________  __________  ___________
Net Assets at
 December 31, 1995    $1,956,695  $2,425,219  $726,051  $9,133,399  $8,050,102  $182,321,128
                      ==========  ==========  ========= ==========  ==========  ===========

Statement of Net Assets of the Master Trust
December 31, 1994

                                         Fidelity Funds
                    ___________________________________________________________________________________
                       U.S. Bond  U.S. Equity   Retirement     Growth                      Int'l
                          Index      Index     Money Market   and Income    Magellan    Growth &
                        Portfolio   Portfolio   Portfolio      Portfolio      Fund        Income
Investments at Fair Value:
 Common Stock
 Investments in Stock and
  Bond Mutual Funds      $7,266,519  $24,505,252               $24,638,706  $28,830,549  $2,679,115
 Money Market Mutual Fund                         $33,323,975
 Loans to Participants
                         __________  ___________  ___________  ___________  ___________  __________

Total Investments         7,266,519   24,505,252   33,323,975   24,638,706   28,830,549   2,679,115

Liabilities                    -             -           -            -            -           -
                         __________  ___________  ___________  ___________  ___________  ___________
Net Assets at
 December 31, 1994       $7,266,519   $24,505,252 $33,323,975  $24,638,706  $28,830,549  $2,679,115
                         ==========   =========== ===========  ===========  ===========  ==========




Statement of Net Assets of the Master Trust
December 31, 1994

                            Fidelity Funds
                    ______________________________________
                                    Asset         Asset    APL Limited
                          Asset     Manager      Manager      Stock        Loan
                         Manager     Growth      Income       Fund         Fund         Total
Investments at Fair Value:
 Common Stock                                              $10,431,852              $10,431,852
 Investments in Stock and
  Bond Mutual Funds      $1,778,098  $2,109,533  $299,876                            92,107,648
 Money Market Mutual Fund                                                            33,323,975
 Loans to Participants                                                  $8,538,140    8,538,140
                         __________  __________  _________ ___________  __________  ___________

Total Investments         1,778,098   2,109,533   299,876   10,431,852   8,538,140  144,401,615

Liabilities                    -           -         -            -           -            -
                         __________  __________ _________  ___________  __________  ___________
Net Assets at
 December 31, 1994       $1,778,098  $2,109,533  $299,876  $10,431,852  $8,538,140 $144,401,615
                         ==========  ==========  ========= ===========  ========== ============

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

3. INVESTMENT IN MASTER TRUST (continued)

Statement of Changes in Net Assets of the Master Trust for the Years Ended December 31, 1995

                                        Fidelity Funds
                     ____________________________________________________________________________

                      U.S. Bond   U.S. Equity  Retirement      Growth                     Int'l
                        Index       Index      Money Market  and Income     Magellan    Growth &
                      Portfolio    Portfolio    Portfolio     Portfolio       Fund       Income

Net Assets at
 December 31, 1994     $7,266,519  $24,505,252  $33,323,975  $24,638,706  $28,830,549  $2,679,115

Realized Gains            (26,500)     723,599                   453,838    1,184,183     (23,323)
Unrealized Appreciation   778,622    7,564,191                 6,910,944    7,105,662     261,945
Dividend Income                        836,351                 1,737,931    2,353,996     108,770
Interest Income           588,805                 2,014,248
Receipts from Plans       929,425    1,795,624    3,060,594    3,238,882    4,124,370     555,539
Distributions to Plans   (466,948)  (1,607,028)  (3,297,881)  (1,276,374)  (2,358,042)   (162,801)
Asset Transfer           (115,239)    (160,109)  (1,075,557)    (117,885)    (206,187)     (4,140)
Administrative
Interfund Transfers       559,570      (61,878)   1,966,876      649,035     (465,168)    (46,235)
Loans to Participants    (189,556)    (309,938)    (749,938)    (615,940)    (751,733)    (31,003)
Loan Paybacks             175,607      490,442      957,718      680,599      971,649     125,934
                     _____________________________________________________________________________

Net Change              2,233,786    9,271,254    2,876,060   11,661,030   11,958,730     784,686

                     _____________________________________________________________________________

Net Assets at
 December 31, 1995     $9,500,305  $33,776,506  $36,200,035  $36,299,736  $40,789,279  $3,463,801
                     =============================================================================

Statement of Changes in Net Assets of the Master Trust for the Years Ended December 31, 1995

                                        Fidelity Funds
                      __________________________________
                                   Asset      Asset      APL Limited
                         Asset     Manager    Manager       Stock       Loan
                        Manager     Growth     Income       Fund        Fund          Total

Net Assets at
 December 31, 1994     $1,778,098  $2,109,533  $299,876  $10,431,852  $8,538,140  $144,401,615

Realized Gains            (33,151)    (24,538)    4,113      777,625                 3,035,846
Unrealized Appreciation   259,672     399,557    42,207   (1,425,784)               21,897,016
Dividend Income            54,166      36,541    24,289      129,205                 5,281,249
Interest Income                                                          546,070     3,149,123
Receipts from Plans       231,466     367,141   157,693    1,752,775                16,213,509
Distributions to Plans    (54,475)   (107,786)   (6,535)    (597,878)               (9,935,748)
Asset Transfer             (2,756)     (1,327)   (2,827)      (7,376)               (1,693,403)
Administrative Expenses                                                  (28,079)      (28,079)
Interfund Transfers      (308,050)   (364,102)  226,881   (2,156,929)                        0
Loans to Participants     (20,264)    (47,984)  (37,592)    (240,994)  2,994,942             0
Loan Paybacks              51,989      58,184    17,946      470,903  (4,000,971)            0
                     _________________________________________________________________________

Net Change                178,597     315,686   426,175   (1,298,453)   (488,038)   37,919,513

                     _________________________________________________________________________

Net Assets at
 December 31, 1995     $1,956,695  $2,425,219  $726,051  $9,133,399   $8,050,102  $182,321,128
                     =========================================================================

American President
Profit-Sharing Plan

NOTES TO FINANCIAL STATEMENTS

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

The   APC   Stock   Fund   is  provided  by  the  Plan  for   the   purpose   of
allowing participants to invest in the company's Common Stock. All transactions involving Common Stock are reflected in this fund. The nine mutual funds offered as investment options are managed by Fidelity Management & Research Company.

Commissions and mutual fund expenses, including investment advisor fees paid by the individual mutual funds to Fidelity, are
deducted   from   the  investment  return  of  the  Funds.   An   initial   set-
up    fee   and   quarterly   maintenance   fee   are   charged   against    the
accounts of the participants for loans processed by Fidelity. All other trustee fees and related charges have been paid by the company.

5. INCOME TAX STATUS

The    Internal    Revenue   Service   has   determined   and    informed    the
company by a letter dated November 20, 1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

6. TERMINATION OF PLAN

On June 2, 1995, the company entered into an agreement providing for the sale of certain assets of American President Trucking Company, Ltd. ("APT") to Burlington Motor Carriers, Inc. ("BMC")
effective June 3, 1995. As a result of this transaction, most participants in the Plan terminated their employment with APT and commenced employment with BMC, and their Plan accounts were transferred to the BMC Employee Retirement Savings Plan. Most of the remaining participants who terminated employment with APT and did not commence employment with BMC have had their Plan accounts distributed during 1995 in accordance with Plan provisions. With respect to plan participants who are continuing employment with an affiliate of the company, their Plan accounts were transferred to the American President Companies, Ltd. SMART Plan. The company has adopted amendments to the Plan discontinuing all
contributions   as  of  June  3,  1995,  and  terminating   the   Plan   as   of
that date. The Plan was also amended to include the transfer of remaining Profit-Sharing Plan participant accounts into the SMART
Plan as of May 31, 1996. Transferred accounts will be treated in accordance with the SMART Plan's provision concerning unclaimed benefits.